Exhibit 10.39

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS LICENSE AND COMMERCIALIZATION AGREEMENT including the exhibits referred to herein and attached hereto which are hereby incorporated by reference (the “Agreement”), entered into as of May 13, 2004, by and between NeuroSystec Corporation, a Delaware corporation having a principal place of business located at Mann Biomedical Park, 25134 Rye Canyon Loop, Suite 370, Valencia, CA 91355 (“NeuroSystec”) and DURECT Corporation, a Delaware corporation having a principal place of business located at 10240 Bubb Road, Cupertino, California 95104 (“DURECT”).

RECITALS

A. WHEREAS, DURECT owns or has rights to certain information and data relating to the development of [***], including rights in the Field (as defined below) and has conducted certain pre-clinical investigations regarding same.

B. WHEREAS, DURECT has licensed certain rights to Active Agents as locally delivered therapeutics in the Field with rights to sublicense to NeuroSystec pursuant to [***].

C. WHEREAS, DURECT owns or has rights to certain proprietary technology for site-specific and time-released delivery of drugs, defined below as the DURECT Drug Delivery Platforms.

D. WHEREAS, NeuroSystec desires to research, develop and commercialize one or more Active Agents in the Field, possibly in connection with a DURECT Drug Delivery Platform.

E. WHEREAS, DURECT desires to grant certain rights and licenses to NeuroSystec for the development and commercialization of Active Agents in the Field, including rights under the DURECT Drug Delivery Platforms.

F. WHEREAS, DURECT desires to assist NeuroSystec in the development of Active Agents in the Field in accordance with the terms and conditions herein set forth.

G. WHEREAS, NeuroSystec desires to purchase from DURECT supplies of the DURECT Drug Delivery Platforms, in each case to the extent desired by NeuroSystec in the commercialization of Active Agents in the Field.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NeuroSystec and DURECT hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated herein:

1.1. “Active Agent” shall mean the compounds disclosed in the Joint Patent Rights for use in the Field.

1.2. “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with such Person, as of or after the Effective Date. For purposes of this definition only, the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including, without limitation, direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question.

1.3. “Approval” shall mean the approval, including pharmacological, toxicological, and clinical approvals, which need to be granted by the relevant governmental authorities of a territory, for importation, promotion, distribution, sale, and administration thereof to patients of a Licensed Product in such territory (including, without limitation, an NDA or PMA granted by the FDA, including variations, extensions, and renewals thereof).

1.4. “Combination Product” shall mean a Licensed Product sold in combination with one or more commercially available products, which are sold separate from the Licensed Product by NeuroSystec or a third party in the ordinary course of business (such one or more commercially available product or products shall hereinafter be referred to collectively as the “Combination Component”). By way of example and without limitation, the following would be a Combination Product: [***].

1.5. “Commercially Reasonable Efforts” shall mean a level of effort that would ordinarily be applied by a company of similar size and assets in developing, registering and marketing pharmaceutical or medical device products of a similar market potential, profit potential, strategic value and of similar scientific and regulatory risks.

1.6. “Confidential Information” shall have the meaning set forth in Section 11.1 below.

1.7. “Control” or “Controlled” shall mean owned or in-licensed from a Third Party, with the ability to grant access to or a license or sublicense to NeuroSystec in accordance with this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.8. “Deductible Expenses” shall mean to the extent actually incurred or allowed with respect to any sale of a Licensed Product: [***]

1.9. “DURECT Data” shall mean all data and information owned or Controlled by DURECT as of or after the Effective Date related to the development, manufacturing, administration and use of Active Agent, the Joint Patent Rights, and any DURECT Drug Delivery Platforms, in each case in the Field, including but not limited to pre-clinical and clinical

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

investigation protocols, data, and other results (including safety and efficacy data), information typically found in a Chemistry, Manufacturing and Controls (CMC) section of an FDA filing, all FDA, EMEA and other regulatory submissions and correspondence, and information for investigations, including but not limited to investigator brochures.

1.10. [***]

1.11. “DURECT Drug Delivery Platforms” shall mean the following drug delivery technology or methods owned or Controlled by DURECT: [***].

1.12. “DURECT Know-How” shall mean all proprietary data, information and materials owned or Controlled by DURECT relating to the development and manufacturing of DURECT Drug Delivery Platforms, any Active Agent and the Joint Patent Rights including, without limitation, know-how, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, reports and all other documents, and specifically includes, but is not limited to, the DURECT Data.

1.13. “DURECT Patent Rights” shall mean any existing and future Patent Rights anywhere in the world owned or Controlled by DURECT specific to the DURECT Drug Delivery Platforms, the Active Agent and the Joint Patent Rights, including without limitation, “DURECT Core Inventions,” as defined in Section 7.2 below.

1.14. “DURECT Intellectual Property” shall mean DURECT Know-How and DURECT Patent Rights.

1.15. “Effective Date” shall mean the date on which [***].

1.16. “EMEA” shall mean the European Medicines Evaluation Agency or any successor thereto.

1.17. “Equity Agreement” shall mean the Stockholders Agreement of NeuroSystec dated May 13, 2004.

1.18. “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.19. “Field” shall mean local delivery of therapeutic agent(s) to the middle or inner ear for the following indications: (a) treatment of tinnitus; and (b) to improve post-operative recovery and tolerance of surgical implantation of devices such as cochlear implants in the inner ear.

1.20. “GAAP” shall mean United States generally accepted accounting principles, consistently applied or, if applicable, corresponding accounting principles in effect in relevant jurisdictions outside the United States, consistently applied.

1.21. [***]

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.22. “Joint Patent Rights” shall mean the intellectual property disclosed in the patent application filed as [***], as well as any Patent Rights covering Inventions as that term is defined in the [***].

1.23. “Licensed Product” shall mean: (i) any pharmaceutical formulation containing an Active Agent or, (ii) a product incorporating an active ingredient and a DURECT Drug Delivery Platform pursuant to NeuroSystec opting to develop such Licensed Product under Section 2.7, in any case for use in the Field, either of which may be alone or in association or combination with one or several other active or inactive ingredients, as a stand-alone product, or in combination with appropriate devices or bioerodable compounds which provide for site-directed delivery and/or extended release of such pharmaceutical formulation, including, without limitation, DURECT Drug Delivery Platforms which is developed and commercialized by NeuroSystec under this Agreement.

1.24. “Marketing Approval Application” shall mean generally a marketing authorization application filed with the FDA, EMEA or other applicable health/regulatory authority, for approval to market and distribute Licensed Products in the applicable jurisdiction, including, without limitation, an NDA or PMA filed with the FDA.

1.25. “NeuroSystec Data” shall mean all data and information developed by or for NeuroSystec, its Affiliates and/or its Sublicensee(s) in connection with the development, manufacturing, administration and use of any Active Agent and generally of any Licensed Product in the Field during the Term, including but not limited to pre-clinical and clinical investigation protocols, data, and other results (including safety and efficacy data), information typically found in a Chemistry, Manufacturing and Controls (CMC) section of an FDA filing, all FDA, EMEA and other regulatory submissions and correspondence, and information for investigators including investigator brochures.

1.26. “NDA” shall mean a new drug application filed with or granted by the FDA with respect to a Licensed Product seeking approval to commercially market said new drug.

1.27. “Net Sales” shall mean with respect to a Licensed Product on a country-by-country basis (subject to the Combination Product adjustment below), [***].

1.28. “Patent Rights” shall mean any patent applications, continuations, continuations-in-parts, divisionals, or other patent applications (including, without limitation, provisional applications and PCT patent applications) and patents issuing from any of the foregoing including, but not limited to, any extension, renewal, reexamination, substitution, or reissue of such patents and all foreign equivalents of any of the foregoing.

1.29. “Party” shall mean either NeuroSystec or DURECT, as appropriate, and collectively NeuroSystec and DURECT are referred to herein as the “Parties”.

1.30. “Party Data” shall mean either NeuroSystec Data or DURECT Data, as appropriate, each to the extent developed under this Agreement after the Effective Date.

1.31. “Person” shall mean an individual, corporation, partnership, limited liability company (“LLC”), trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.32. “PMA” shall mean a pre-marketing application filed with or granted by the FDA with respect to a Licensed Product seeking approval to commercially market said new device.

1.33. “Sublicensee(s)” shall mean any Third Party to whom NeuroSystec has sublicensed any or all of the rights in, to and under the DURECT Patent Rights and/or DURECT Know-How licensed to NeuroSystec hereunder.

1.34. “Term” shall have the meaning set forth in Section 10.1 of this Agreement.

1.35. “Territory” shall mean the world.

1.36. “Third Party” shall mean any Person or entity other than a Party.

1.37. “Valid Claim” shall mean any claim of an issued and unexpired patent within the DURECT Patent Rights, which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed and unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

1.38. “Work Plan” shall mean the detailed written plan, budget and timeline for the development of each Licensed Product, the first of which shall be drafted and approved by NeuroSystec within sixty (60) days after the Effective Date, as may be amended from time to time thereafter at the direction of NeuroSystec.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” means “including but not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision. Additional terms may be defined throughout this Agreement.

2.	LICENSES

2.1. License Grant. DURECT hereby grants to NeuroSystec an exclusive, royalty-bearing license, including the right to grant sublicenses, under the DURECT Intellectual Property, to research and develop, make, have made, use, sell, offer for sale, import, export, and otherwise commercialize any Licensed Product within the Field in the Territory.

2.2. Exclusivity. The license granted to NeuroSystec in section 2.1 is exclusive even with respect to DURECT, and DURECT shall not retain any rights under the DURECT Intellectual Property to research and develop, make, have made, use, sell, offer for sale or otherwise commercialize, import, and export any Licensed Product within the Field in the Territory except as expressly provided herein. NeuroSystec hereby grants to DURECT a non-exclusive, royalty-free license with no right to sublicense, under its rights in the DURECT

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

Intellectual Property solely to perform the work assigned to it under the Work Plan. During the Term, DURECT shall not, directly or indirectly, perform any development or commercialization activities in the Field except as expressly set forth in the Work Plan and DURECT shall not, directly or indirectly, license any Third Party any rights to develop or commercialize any product in the Field.

2.3. Sublicensing. NeuroSystec may, under the rights granted to it hereunder, freely grant sublicenses to any Third Party, including the right to grant further sublicenses.

2.4. Termination of Exclusivity by DURECT. In the event that NeuroSystec has failed to use Commercially Reasonable Efforts to develop and commercialize a Licensed Product in the Field, DURECT shall notify NeuroSystec in writing. NeuroSystec shall have the greater of [***] days from the date of such notice or, if [***] days is not commercially reasonable, such longer period as is commercially reasonable, to remedy such failure (the “Cure Period”). By way of example without limitation, it is hereby agreed that cessation by NeuroSystec of all activities related to the research, development, registration or marketing of all Licensed Products for a period of [***] consecutive months would constitute a failure to use Commercially Reasonable Efforts where such cessation was not otherwise due to a Force Majeure event pursuant to Section 12.6. If NeuroSystec has failed to remedy such failure within the Cure Period, then DURECT may elect, in its sole discretion, by written notice to NeuroSystec to (i) terminate this Agreement, such termination to take effect in due course so as to permit an orderly wind down of operations pertaining to this agreement; or (ii) convert the license granted in Section 2.1 to DURECT Intellectual Property into a non-exclusive license. However, if NeuroSystec disputes such lack of diligence in writing within the Cure Period, DURECT shall not have the right to terminate this Agreement or convert the license in Section 2.1 to non-exclusive unless and until an arbitration tribunal has determined pursuant to Section 12.3 that NeuroSystec has not used Commercially Reasonable Efforts to develop and commercialize a Licensed Product, and NeuroSystec has failed to cure such lack of diligence within a reasonable period of time to be set by such arbitration tribunal. DURECT acknowledges and agrees that as a part of its development activities and diligence obligations hereunder NeuroSystec may conduct feasibility studies for the application of Licensed Product(s) to specific indications in the Field before undertaking further development.

2.5. Limitation on Commercialization. DURECT shall not market or sell any product for any use outside of the Field to the extent that the formulation of such product would not require a separate FDA Approval from the Approval already in place for the formulation of the Licensed Product developed, marketed or sold by NeuroSystec, its Affiliates or Sublicensees if the formulation of such product were to be sold for the same indication as the Licensed Product; however, the foregoing shall not apply in the event DURECT has commenced development of such product outside the Field prior to NeuroSystec’s commencement of development of the Licensed Product. For the avoidance of doubt, DURECT will not be restricted from marketing or selling a different formulation for use outside of the Field if such formulation would require a different FDA Approval from the one in place for the Licensed Product in question.

2.6. [***]

2.6.1. [***]

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

2.6.2. [***]

2.7. Other Active Ingredients. DURECT acknowledges that NeuroSystec shall have the right to develop products hereunder that do not include an Active Agent. In the event NeuroSystec develops, makes, uses, imports, sells or offers for sale a product not incorporating an Active Agent but incorporating a DURECT Drug Delivery Platform, then that product shall be deemed a Licensed Product and the license granted pursuant to Section 2.1 hereunder shall include such product and such product shall be subject to the royalty set forth in Sections 4.1.5 (iii) and (iv) and 4.2, to the extent applicable.

3.	DISCLOSURE OF DURECT KNOW-HOW.

3.1. Disclosure of DURECT Know-How. Subject to the last two sentences of this Section 3.1, DURECT shall on NeuroSystec’s reasonable request upon reasonable notice transfer to or make available to NeuroSystec the then most current version of all relevant DURECT Know-How and related expertise useful for NeuroSystec with the goal of enabling NeuroSystec to undertake the research, development and commercialization of the Active Agent and generally any Licensed Product so long as such Licensed Product is under active development. DURECT shall update DURECT Know-How and expertise related to any Active Agent and Licensed Products previously transferred to NeuroSystec regularly at Development Committee meetings. NeuroSystec shall have access to DURECT personnel for the purpose of transferring and/or updating DURECT Know-How which shall be at no cost to NeuroSystec, but is limited to a total of [***] person hours within the first [***] months after the Effective Date. Any request by NeuroSystec under this Section 3.1 for such transfer of DURECT Know-How requiring an expenditure of time by DURECT personnel in excess of the [***] person hours will be deemed to be an assignment of work to DURECT under the Work Plan as specified in Section 6.2 below.

4.	ROYALTIES, PAYMENTS AND RELATED OBLIGATIONS

4.1. Payments by NeuroSystec to DURECT. As a partial reimbursement to DURECT for research and development and other expenses incurred by DURECT in connection with its efforts researching and developing Active Agents and DURECT Drug Delivery Platforms, NeuroSystec shall pay to DURECT the amounts set forth in Sections 4.1.1 through 4.1.4 below:

4.1.1. Up-Front Fees. [***]

4.1.2. Equity. [***]

4.1.3. Milestones. Upon the first occurrence of the following milestones by NeuroSystec, its Affiliates or any Sublicensee, each a one-time, non-refundable fee, due and payable within sixty (60) days after such event:

[***]

Each of the above milestones shall be payable once only and only for the first occurrence of each such milestone.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

4.1.4. Sublicense Fees. [***] of all upfront, milestone, or any special fees, payments or other consideration realized by NeuroSystec in exchange for granting a sublicense of any rights granted in Section 2.1 to a Third Party (excluding Affiliates of NeuroSystec, for clarification examples of which include [***], and affiliates of [***] that are also Affiliates of NeuroSystec, so long as such entities are Affiliates of NeuroSystec at the relevant time).

4.1.5. Royalties. In addition to the foregoing, earned running royalties for each tier of sales by NeuroSystec, its Affiliates and Sublicensees in each country in the Territory where a Valid Claim within the DURECT Patent Rights exists:

(i)	a royalty of [***] of Net Sales of all Licensed Products (excluding any Licensed Product which does not include an Active Agent) covered by a Valid Claim, on that portion of annual Net Sales in a calendar year which does not exceed [***]; and

(ii)	a royalty of [***] of Net Sales of all Licensed Products (excluding any Licensed Product which does not include an Active Agent) covered by a Valid Claim, on that portion of annual Net Sales in a calendar year in excess of [***];

and if a Licensed Product includes a DURECT Drug Delivery Platform:

(iii)	a royalty of [***] of Net Sales of all such Licensed Products covered by a Valid Claim, that include a DURECT Drug Delivery Platform, on that portion of annual Net Sales in a calendar year which does not exceed [***]; and

(iv)	a royalty of [***] of Net Sales of all such Licensed Products covered by a Valid Claim, that include a DURECT Drug Delivery Platform, on that portion of annual Net Sales in a calendar year in excess of [***].

For the avoidance of doubt, no royalty shall be payable under Sections 4.1.5 (i) and (ii) for a Licensed Product that does not include an Active Agent. Further, royalties payable under Section 4.1.5 (iii) and (iv), if in fact payable, shall be in addition to and not in substitution for those payable under Section 4.1.5 (i) and (ii).

4.2. Payments by NeuroSystec for the [***]. In addition to the royalties of Section 4.1.5 above, NeuroSystec shall pay to DURECT royalties for net sales of Licensed Products by NeuroSystec, its Affiliates and Sublicensees that include [***].

4.3. Payments by NeuroSystec to [***]. In addition to the royalties of Section 4.1.5 and 4.2 above, NeuroSystec shall pay to [***], earned running royalties for net sales of Licensed Products by NeuroSystec, its Affiliates and Sublicensees where such products are covered by a Valid Claim under the Joint Patent Rights. Such royalty shall be [***] of net sales of such products. For the purposes of this Section 4.3, net sales shall be calculated as [***]. Such payments will be calculated at the end of each calendar year and paid to [***] within sixty (60) days of the end of each calendar year. All calculations of fees payable to [***] will be based on United Stated Dollars. Net sales in currency other than United Stated Dollars will be converted to United States Dollars using the currency exchange rate quoted in the Wall St. Journal (or comparable publication if not quoted in the Wall St. Journal) on the last day of the calendar year for which net sales are calculated. Along with payment, NeuroSystec will provide a statement showing the calculation used to calculate net sales and the royalty payment.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

4.4. Royalty Term. NeuroSystec’s obligation to pay royalties under Sections 4.1.4, 4.1.5 and 4.3 shall continue on a Licensed Product-by-Licensed Product and on a country-by-country basis in the Territory until expiration or determination of invalidity of the last Valid Claim within the DURECT Patent Rights in such country. NeuroSystec’s obligation to pay royalties under Sections 4.2 shall continue for so long as DURECT is obligated to make payments to [***] under the [***], but only to the extent that DURECT’s obligations to pay [***] are due to NeuroSystec’s activities hereunder.

4.5. Royalty Reports. NeuroSystec shall deliver to DURECT, within forty-five (45) days after the end of each calendar year in which a Licensed Product is sold, transferred or otherwise disposed of by NeuroSystec, its Affiliates or Sublicensees, a written report setting forth in reasonable detail (a) the number and types of Licensed Product(s) sold in each country, (b) the gross proceeds from such sales, (c) the calculation of the royalties payable to DURECT for such calendar year under Section 4.1, including the amount of Net Sales and Deductible Expenses (broken down by category) and (d) the calculation of royalties payable to [***] and [***], respectively. Notwithstanding the foregoing, NeuroSystec shall have no obligation under this Section 4.5 for so long as no royalties are payable under this Article 4.

4.6. Payment Terms.

4.6.1. NeuroSystec shall pay all royalties due and payable on Net Sales by it, its Affiliates and Sublicensees pursuant to Sections 4.1.5 on a per calendar year basis within forty-five (45) days after the last day of each calendar year in which the applicable Licensed Product is sold, transferred or otherwise disposed of by NeuroSystec, its Affiliates and Sublicensees.

4.6.2. Unless expressly stated otherwise, all payments made under this Agreement shall be made in United States Dollars and by wire transfer (net of bank charges which shall be borne by the paying party) to one or more bank accounts to be designated in writing by each Party or by [***] as the case may be. In the event that a Licensed Product is sold by NeuroSystec, its Affiliates or Sublicensees in currencies other than United States Dollars, Net Sales shall be calculated by conversion of foreign currency to U.S. Dollars at the conversion rate equal to the average of the conversion rates existing in the United States (referencing the “U.S. dollar noon buying rates”, or its equivalent, published in the Wall Street Journal) on the last working day of each month of the period during which royalties are being calculated.

4.6.3. Except as specifically provided in Section 4.1.5, no multiple royalties shall be due or payable for any Licensed Product notwithstanding that the manufacture, use, offer for sale, sale or import of any Licensed Product by or for NeuroSystec, its Affiliates or Sublicensees is or shall be covered by more than one Valid Claim within DURECT Patent Rights. For the avoidance of doubt, royalties due under Sections 4.2 and 4.3 shall not be deemed multiple royalties.

4.7. Taxes. Each Party shall be responsible for and pay all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on such Party’s transactions or payments under this Agreement, other than taxes imposed or based on net income. If withholding under the applicable laws of any country is required with respect to any payment to be made by

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

either Party under this Agreement, the paying Party shall withhold the required amount and pay such amount to the appropriate governmental authority and all amounts due hereunder shall be reduced by the amount required to be withheld. In such a case, the withholding Party shall, upon the other Party’s request, promptly provide the other Party with original receipts or other evidence sufficient to allow the other Party to obtain the benefits of any such tax withholding. The Parties shall use reasonable efforts, if applicable and appropriate, to cooperate in reducing any tax withholding on payments made hereunder.

4.8. Inspection of Books and Records. Each Party shall maintain, and require its Affiliates and Sublicensees to maintain in accordance with GAAP, complete and accurate books and records which enable the calculation of royalties and other payments payable hereunder to be verified. Each Party, its Affiliates and its Sublicensees shall retain such books and records for each annual period for [***] after the submission of the corresponding report under Section 4.5 or invoice under Section 6.2. Upon [***] prior written notice to the other Party, independent accountants reasonably acceptable to such other Party may have access to such books and records to conduct a review or audit no more than once per calendar year, for the sole purpose of verifying the accuracy of the other Party’s reports and payments under this Agreement. Such access shall be permitted during the audited Party’s normal business hours [***]. In the event of any underpayment or overcharge, the audited Party shall promptly pay to the auditing Party the difference between the amount actually paid or charged by the audited Party and the amount determined to be owed under this Section 4.8. Any such inspection or audit shall be at the auditing Party’s expense, unless the inspection or audit results in a determination that the audited Party’s payment obligations to the auditing Party have been understated, that audited Party’s payments have been underpaid, or that the audited Party has overcharged the auditing Party, each by more than [***] of the amount actually paid by the audited Party or owed by the auditing Party for the period examined, in which case the audited Party shall pay all reasonable costs and expenses incurred by the auditing Party in the course of making such determination, including the reasonable fees and expenses of such accountant.

4.9. Royalty Anti-stacking. If NeuroSystec must pay to a Third Party license fees or royalties to obtain patent rights from such Third Party without which NeuroSystec could not practice under the DURECT Patent Rights and thereby sell Licensed Product (because the sale of Licensed Product in the absence of such license would infringe such Third Party’s patent rights), then the royalties described in Sections 4.1.5 shall be [***]

5.	MANUFACTURE AND SUPPLY

5.1. Supply of DURECT Drug Delivery Platforms. DURECT shall have the exclusive right to manufacture and supply DURECT Drug Delivery Platforms including [***] for use in NeuroSystec’s development efforts as set forth in the Work Plan at DURECT’s fully burdened cost determined in accordance with GAAP.

5.2. Commercial Manufacture and/or Assembly of Licensed Products. DURECT shall have the exclusive right to manufacture and supply Licensed Products pursuant to a Supply Agreement to be negotiated as set forth in Section 5.3 as follows:

5.2.1. If, and to the extent that, NeuroSystec determines in its sole discretion to commercialize Licensed Products utilizing [***], DURECT shall manufacture and supply the final, fully assembled product including such [***].

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

5.2.2. If, and to the extent that, NeuroSystec determines in its sole discretion to commercialize Licensed Products utilizing a [***], DURECT shall manufacture and supply, at a minimum, such [***].

5.2.3. If, and to the extent that, NeuroSystec determines in its sole discretion to commercialize Licensed Products utilizing a [***], DURECT shall manufacture and supply any raw polymer substances required by such [***].

5.2.4. If, and to the extent that, NeuroSystec determines in its sole discretion to commercialize Licensed Products utilizing a [***], DURECT shall manufacture and supply any raw polymer substances required by such [***].

5.3. Supply Pricing. DURECT shall provide any Licensed Products or components thereof designated in Section 5.2 (“DURECT Manufactured Products”) pursuant to a Supply Agreement. The parties will negotiate a Supply Agreement defining the products to be supplied by DURECT and the terms and conditions of such supply. Such Supply Agreement shall include, without limitation: [***]

6.	DEVELOPMENT, REGISTRATION, COMMERCIALIZATION AND ADVERSE EVENTS

6.1. Development Committee. NeuroSystec and DURECT will form a development committee (the “Development Committee”), consisting of an equal number of representatives of each of NeuroSystec and DURECT (initially being two representatives each, unless and until the parties mutually agree to another number of equal representatives for each Party). For each Licensed Product, the Development Committee shall develop a work plan (a “Product Work Plan”), subject to approval by NeuroSystec, which outlines the pre-clinical program required to establish the feasibility of such Licensed Product for use in humans in the Field, which may include: [***]. Each such Product Work Plan once approved by NeuroSystec shall be deemed a part of the Work Plan. The Development Committee shall be chaired by a NeuroSystec-appointed member thereof designated from time to time by NeuroSystec. Meetings of the Development Committee shall be at least biannual and at such times and places or in such form (e.g., in person, telephonic or video conference) as the members of the Development Committee shall determine. The Development Committee shall keep minutes of its discussions. All records of the Development Committee shall at all times be available to both Parties. The Development Committee may from time-to-time and as determined appropriate by NeuroSystec participate in (a) amendment of the Work Plan, as directed by NeuroSystec, (b) facilitation and coordination of the flow of information between NeuroSystec and DURECT and the activities of the parties under this Agreement and (c) discussion of the parties’ research and development activities with respect to each Licensed Product under this Agreement and sharing of information with respect thereto. The preparation, amendment, and implementation of the Work Plan by the Development Committee shall be subject to review by, and require the written approval of, NeuroSystec.

6.2. Development Services Provided by DURECT. The Development Committee may assign responsibility for development activities to DURECT by amendment of the Work Plan at the direction of NeuroSystec; provided, however, that DURECT accepts to perform the work assigned. DURECT shall be solely responsible for all initial and subsequent Formulation Development with respect to the Licensed Product during the Term of the Agreement in

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

accordance with specifications as are set forth in the Work Plan, and NeuroSystec shall reimburse to DURECT all DURECT FTE Development Costs as calculated in accordance with Exhibit C associated with such Formulation Development activities in accordance with the procedures set forth in Sections 6.2.1 and 6.2.2 below with respect to DURECT’s Formulation Development activities; provided, however, if DURECT is unable to perform or fails to carry out any such Formulation Development, then NeuroSystec (itself or through Third Parties) shall have the right to perform such formulation development. “Formulation Development” means [***]. DURECT’s attendance at Development Committee meetings and related travel and expenses shall be deemed development activities assigned to DURECT under the Work Plan, reimbursable at DURECT’s actual costs and standard personnel FTE rates. DURECT shall use commercially reasonable efforts to render the services assigned to and accepted by DURECT as set forth in the Work Plan in a timely and professional manner consistent with industry standards and in accordance with this Agreement and any terms set forth in the Work Plan and agreed to by DURECT, including, without limitation, timely delivery of all deliverables.

6.2.1. In consideration for DURECT performing the Formulation Development, NeuroSystec shall reimburse to DURECT all DURECT FTE Development Costs incurred by DURECT in connection with the Formulation Development; provided that with respect to the Formulation Development, NeuroSystec shall not be obligated to pay for any portion of the DURECT FTE Development Costs that exceeds the budget in the then-current Work Plan, and DURECT shall not be obligated to perform activities which would result in DURECT FTE Development Costs in excess of the budget in the then-current Work Plan therefor without the prior written agreement of the Parties to amend such budget.

6.2.2. DURECT shall submit an invoice to NeuroSystec for DURECT FTE Development Costs under the Work Plan on a monthly basis in arrears, and NeuroSystec shall render payment to DURECT within thirty (30) days of NeuroSystec’s receipt of such invoice. DURECT shall retain copies of any receipts, bills, invoices, expense account information and any other supporting data for DURECT’s FTE Development Costs, which NeuroSystec shall have the right to audit in accordance with Section 4.8. NeuroSystec shall be responsible for all expenses relating to the Work Plan.

6.3. No Authority or Decision Making. Although development of Licensed Products will be discussed by the Development Committee, and the Development Committee shall strive to act unanimously, the Development Committee shall operate solely as a forum for discussing scientific, technical, clinical, and regulatory matters relating to the development of the Licensed Products. Accordingly, the Development Committee shall have no authority to make decisions binding upon either Party. NeuroSystec shall retain all rights and authority to make development and commercialization decisions within the Field regarding the Licensed Products.

6.4. Information Transfer and Reference Rights.

6.4.1. During the term of this Agreement, the parties will share with each other relevant data and information relating to the development of Licensed Products (excluding internal business and financial information, except as otherwise expressly provided for herein) primarily through Development Committee meetings and teleconferences or as otherwise

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

reasonably necessary for such sharing to occur. All Party Data and other information disclosed by a Party pursuant to this Section 6.4 shall be treated as the disclosing Party’s Confidential Information in accordance with Article 11.

6.4.2. [***]

6.4.3. [***]

6.5. Adverse Event Reporting. Each Party shall itself comply, and cause any of its personnel, employees, agents, consultants, contractors and subcontractors to comply with all applicable local, state and national laws, rules and regulations regarding adverse event reporting and shall promptly notify the other Party in writing upon receipt of any information concerning any potentially serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents or other adverse experience and the severity thereof associated with the development, clinical uses, studies, investigations, tests, marketing and commercialization of any product containing an Active Agent or any Licensed Product, whether or not determined to be attributable to the Active Agent or the Licensed Products. Prior to the first clinical use of the first Licensed Product, the parties shall mutually agree upon the details of reasonable policies and procedures to govern and effectuate the foregoing adverse event reporting obligations. Prior to commercialization by either Party of a pharmaceutical containing an Active Agent, the Parties shall develop and exchange pharmacovigilance standard operating procedures (“SOPs”). Based upon such SOPs, the Parties shall agree upon a detailed procedure regarding handling of adverse events from the commercialization activities conducted by any of the Parties. NeuroSystec agrees and acknowledges that DURECT may provide information it obtains under this Section 6.5 to DURECT’s other clients developing and/or marketing products incorporating a DURECT Drug Delivery Platform or Active Agent outside of the Field.

6.6. Regulatory Reporting. Subject to Section 6.6.1 below, the Parties understand and agree that NeuroSystec, itself or through its agents, shall have the sole right to correspond with appropriate regulatory agencies and submit INDs and Marketing Approval Applications for Licensed Products as NeuroSystec deems useful or necessary to fulfill its obligations hereunder. Accordingly, except as otherwise required by law, DURECT shall not correspond directly with the FDA or any other regulatory authority relating to the process of obtaining Approvals for Licensed Products, without NeuroSystec’s prior permission. Notwithstanding the foregoing, DURECT agrees to provide such reasonable assistance, as requested by NeuroSystec and at NeuroSystec’s expense, in preparing, submitting and maintaining such INDs and Marketing Approval Applications

6.6.1. [***]

6.6.2. [***]

6.7. Development and Commercialization Responsibilities. Subject to this Section 6.7, NeuroSystec shall pay for all costs related to and shall bear all responsibility for the development, manufacturing, registration and sale of the Licensed Product(s). Subject to this Section 6.7, NeuroSystec shall pay for all costs related to and shall bear all responsibility for all marketing and promotional activities related to Licensed Product(s) in the Territory and shall decide on the strategy regarding such activities. NeuroSystec shall use Commercially Reasonable Efforts to develop, obtain Approvals for, promote and sell Licensed Product(s) being granted Approval in the Territory.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

7.	PATENT MAINTENANCE AND ENFORCEMENT

7.1. Sole Inventions. Subject to Sections 7.2, 7.3, and 7.4, any and all inventions and Patent Rights thereto developed or conceived by or on the behalf of a Party or its Affiliates alone or jointly with any Third Party shall be solely owned by such Party or its Affiliates with regard to the other Party. The other Party shall have no rights to participate in or obligation to share costs related to the filing, prosecution, maintenance, enforcement, and defense of Patent Rights directed to such inventions, if any.

7.2. DURECT Core Inventions. Without regard to inventorship, all inventions (together with all intellectual property rights therein) that comprise: [***] (individually and collectively, the “DURECT Core Inventions”) shall be solely owned by DURECT with regard to NeuroSystec and its Affiliates or Sublicensees. DURECT’s rights and interests in and to DURECT Core Inventions shall be deemed part of DURECT Patent Rights hereunder and are licensed to NeuroSystec in accordance with the licenses granted herein. DURECT acknowledges and agrees that it shall use commercially reasonable efforts to gain Control of DURECT Core Inventions to the extent that such inventions are developed by or with any third party pursuant to an agreement between DURECT and such Third Party.

7.3. NeuroSystec Funded Inventions. Without regard to inventorship, all inventions in the Field (together with all intellectual property rights therein) [***] (“NeuroSystec Funded Inventions”) and Patent Rights thereto shall be solely owned by NeuroSystec with regard to DURECT and its Affiliates. NeuroSystec hereby grants DURECT a non-exclusive, royalty free, perpetual license to any NeuroSystec Funded Inventions that relate to an Active Agent, for use outside the Field and subject to all other terms of this Agreement. DURECT shall have no rights to participate in or obligation to share costs related to the filing, prosecution, maintenance, enforcement, and defense of Patent Rights directed to NeuroSystec Funded Inventions, if any.

7.4. Patent Enforcement. If either Party becomes aware that any patents within the DURECT Patent Rights are being or have been infringed by any Third Party in the Field, such Party shall promptly notify the other Party in writing describing the facts relating thereto in reasonable detail. DURECT shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an “Action”) with respect to such infringement including any declaratory judgment action, at its expense, using counsel of its choice. NeuroSystec shall cooperate reasonably with DURECT, including being named in such Action if necessary, at DURECT’s written request and expense, in connection with any such Action. Any amounts recovered in such Action shall be used first to reimburse costs and expenses incurred by DURECT and then NeuroSystec, to the extent such costs and expenses have been reasonably incurred in connection with such Action (including attorneys and expert fees) and any remainder attributable to compensatory damages shall be retained by NeuroSystec and shall be treated as Net Sales hereunder except to the extent that DURECT has already received royalty payments pursuant to Section 4.1.5 for such amounts; provided, however, that any remainder that is attributable to an increase by the court pursuant to 35 USC Section 284 or equivalent foreign law provision shall be retained by DURECT. For the avoidance of doubt, in the event that the court awards increased damages pursuant to 35 USC Section 284 or equivalent foreign law provision, the reimbursement of costs and expenses shall be subtracted first from such increased damages.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

7.5. Step-In Enforcement. In the event DURECT fails to initiate any Action involving any commercially significant infringement of the DURECT Patent Rights within the Field within [***] of receiving notice thereof or a shorter period of time if NeuroSystec’s rights in the DURECT Patent Rights are reasonably likely to be prejudiced by such a delay, NeuroSystec shall have the right, but not the obligation, to initiate and/or maintain such Action in its own name, or in DURECT’s name if necessary, and at its own expense, and DURECT shall cooperate reasonably with NeuroSystec, at NeuroSystec’s written request and expense, in connection with any such Action. Any amounts recovered in such Action shall be used first to reimburse costs and expenses incurred by NeuroSystec and then DURECT, to the extent such costs and expenses have been reasonably incurred in connection with such Action (including attorneys and expert fees) and any remainder attributable to compensatory damages shall be retained by NeuroSystec and shall be treated as Net Sales hereunder except to the extent that DURECT has already received royalty payments pursuant to Section 4.1.5 for such amounts; provided, further, that any remainder that is attributable to an increase by the court pursuant to 35 USC Section 284 or equivalent foreign law provision shall be retained by NeuroSystec. For the avoidance of doubt, in the event that the court awards increased damages pursuant to 35 USC Section 284 or equivalent foreign law provision, the reimbursement of costs and expenses shall be subtracted first from such increased damages.

7.6. Cooperation. In any Action, the parties shall provide each other with reasonable cooperation and assistance, including agreeing to be named as a party to such Action, causing other necessary parties and parties with an interest to join and be named as necessary, and, upon the written request and at the expense of the Party bringing such Action, the other Party shall make available, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this Article 7, neither Party shall make any settlements of any suit, proceeding or action relating to an infringement of any DURECT Patent Rights in the Field that would materially and adversely affect the other Party or the rights and licenses granted hereunder without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed or conditioned upon receipt of consideration.

7.7. DURECT Rights. Notwithstanding anything set forth in this Agreement, DURECT shall have sole discretion with regard to whether and where to file for patent protection for any DURECT Intellectual Property. In the event DURECT desires to abandon prosecution or maintenance of any patent application or patent within the DURECT Intellectual Property directly relevant to the Field in any country or region, it shall, within sufficient time, offer to permit NeuroSystec to assume the prosecution of such patent application or the maintenance of such patent. If NeuroSystec elects to assume the same, it shall have the right to offset the full cost of such maintenance and prosecution against the royalty otherwise owed to DURECT from Net Sales in such country or region.

7.8. [***] Inventions. The provisions of this Article 7 notwithstanding, and without regard to inventorship, the Parties acknowledge that [***] shall own certain inventions related to the [***] pursuant to the terms of the [***].

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1. Representations, Warranties and Covenants of NeuroSystec. NeuroSystec represents and warrants that, as of the Effective Date:

8.1.1. NeuroSystec is a corporation, duly organized, validly existing and in good standing under the laws of Delaware.

8.1.2. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of NeuroSystec.

8.1.3. There is no pending, or to its knowledge, threatened Third Party lawsuit, claim, action or demand against NeuroSystec.

8.1.4. The execution, delivery and performance of this Agreement will not conflict with (a) the Equity Agreement of NeuroSystec or (b) any other agreement to which NeuroSystec is a party or by which it is bound.

8.2. Representations, Warranties and Covenants of DURECT. DURECT represents, warrants and covenants that, as of the Effective Date:

8.2.1. DURECT is a corporation, duly organized validly existing and in good standing under the laws of Delaware;

8.2.2. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of DURECT;

8.2.3. DURECT has the right and authority to grant the rights and licenses granted to NeuroSystec under this Agreement;

8.2.4. DURECT has not granted any right, license or interest in, to or under the DURECT Patent Rights or DURECT Data inconsistent with the rights, license and interests granted to NeuroSystec in this Agreement, and DURECT shall not grant during the term of this Agreement any right, license or interest in, to or under the DURECT Intellectual Property that is inconsistent with the rights, licenses and interests granted to NeuroSystec hereunder;

8.2.5. DURECT has provided to NeuroSystec a true copy (including any amendments thereto) of each agreement with a Third Party referring or relating substantially to the manufacture, use or sale of any Active Agent. Exhibit A contains a complete list of all such Third Party agreements.

8.2.6. There is no pending or, to DURECT’s knowledge, threatened Third Party lawsuit, claim, action or demand against DURECT which relates to the use of any Active Agent or the DURECT Intellectual Property.

8.2.7. To DURECT’s knowledge, the exercise of the rights (including intellectual property rights existing as of the Effective Date) to the DURECT Know How, the DURECT Drug Delivery Platforms and the Active Agent granted hereunder would not infringe or

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

give rise to a claim of misappropriation of the intellectual property of any Third Party in the Territory, it being understood that DURECT has undertaken no investigation or analysis with respect to the Active Agent.

8.2.8. Other than the patents and patent applications DURECT has licensed from [***] and those listed on Exhibit B, DURECT represents and warrants that it is not the assignee, co-assignee, or licensee, of any patents, or patent applications, that would preclude NeuroSystec from exercising any of the rights granted hereunder.

8.2.9. To its knowledge, DURECT does not own or control any investigational new drug application, drug master file or comparable regulatory filing for any Active Agent not included in this Agreement.

8.3. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

9.	INDEMNIFICATION AND INSURANCE

9.1. Indemnification by NeuroSystec. NeuroSystec shall indemnify and hold harmless DURECT, its Affiliates and their respective officers, directors, employees and agents (each a “DURECT Indemnitee”) from and against claims, demands, liabilities, damages, losses and expenses, including reasonable attorney’s fees and costs, actually incurred by the indemnified party arising out of or in connection with any lawsuit, claim, action or demand (“Claims”) based upon (i) the negligence, intentional misconduct of NeuroSystec or its Affiliates; (ii) breach by NeuroSystec or its Affiliates of the terms of, or the covenants, representations and warranties made by it in this Agreement; (iii) use by or on behalf of NeuroSystec of any Active Agents or Licensed Products for clinical trials, (iv) the use, manufacture, marketing, promotion, sale, advertising, transportation, handling, storage, or distribution of Licensed Products, (v) any defect or alleged defect in the labeling of the Licensed Products, and (vi) any defect or alleged defect in the design or formulation of the Licensed Products; except in each case for (x) Claims arising due to the negligence, intentional misconduct, or breach of this Agreement by DURECT or its Affiliates, and (y) Claims for which DURECT is obligated to indemnify NeuroSystec Indemnitees pursuant to Section 9.2.

9.2. Indemnification by DURECT. DURECT shall indemnify and hold harmless NeuroSystec, its Affiliates and their respective officers, directors, employees and agents (each a “NeuroSystec Indemnitee”) from and against claims, demands, liabilities, damages, losses and expenses, including reasonable attorney’s fees and costs, actually incurred by the indemnified party arising out of or in connection with any Claims based upon (i) the negligence, intentional misconduct of DURECT or its Affiliates; (ii) breach by DURECT or its Affiliates of the terms of, or the covenants, representations and warranties made by it in this Agreement; (iii) manufacturing defects of any DURECT Drug Delivery Platform, only if manufactured by or for DURECT and provided to NeuroSystec hereunder; and (iv) any defect or alleged defect in the design of the

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

underlying DURECT Drug Delivery Platform (for the avoidance of doubt, this clause is not intended to apply to design defects or alleged defects introduced in a Licensed Product as a result of work performed by DURECT under the Work Plan at the direction of NeuroSystec unless such alleged defects are a result of the negligence or intentional misconduct of DURECT); except in each case for (x) Claims arising due to the negligence, intentional misconduct omissions of, or breach of this Agreement by NeuroSystec or its Affiliates and (y) Claims for which NeuroSystec is obligated to indemnify DURECT Indemnitees pursuant to Section 9.1.

9.3. Procedure. The foregoing indemnifications are subject to the following procedural requirements: the NeuroSystec Indemnitee or DURECT Indemnitee shall give prompt written notice to the indemnifying party of any claims, suits or proceedings by Third Parties which may give rise to any claim for which indemnification may be required under this Article 9, and the NeuroSystec Indemnitee or DURECT Indemnitee shall reasonably cooperate with the indemnifying party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses at the expense of the indemnifying party. The indemnifying party shall be entitled to assume the defense and control of any such claim at its own cost and expense; provided, however, that the NeuroSystec Indemnitee or DURECT Indemnitee shall have the right to be represented by its own counsel at its own cost in such matters. Neither the indemnifying party nor the indemnified party shall settle or dispose of any such matter in any manner which would materially and adversely affect the rights or interests of the other party (including the obligation to indemnify hereunder) without the prior written consent of the other party, which shall not be unreasonably withheld or delayed or conditioned on further consideration.

9.4. NeuroSystec Insurance. Prior to dosing the first human with the Licensed Product in the first clinical trial, NeuroSystec shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance and clinical trial insurance policies from a qualified insurance company which has a superior rating from a recognized rating service, with minimum limits of [***] for combined bodily injury and property damage. Additionally, prior to launch of any Licensed Product hereunder, NeuroSystec shall, at its sole cost and expense, procure and maintain products liability insurance policies from a qualified insurance company which has a superior rating from a recognized rating service, with coverage terms and limits standard and customary for commercialization of products similar to the Licensed Products in the pharmaceutical industry, but no less than [***] for combined bodily injury and property damage. All such insurance policies shall include DURECT as an additional named insured.

NeuroSystec will furnish to DURECT certificates of all such insurance policies:

- at least 30 days prior to the scheduled commencement of a clinical trial for a Licensed Product (and within 30 days of the date of each anniversary of the related insurance certificate date), evidence of coverage in accordance with this Section 9.4; and

- at least 60 days prior to the first commercial sale by NeuroSystec in the Territory (and within 30 days of the date of each anniversary of the related insurance certificate date), evidence of insurance coverage in accordance with this Section 9.4.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

If NeuroSystec is unable to secure or maintain all such insurance policies and coverage as provided for herein, the parties will negotiate in good faith reasonable accommodations regarding risk exposure of the parties.

10.	TERM AND TERMINATION

10.1. Term. This Agreement shall commence on the Effective Date and continue in full force and effect until the expiration of all of NeuroSystec’s royalty payment obligations as specified under Section 4.4, unless terminated earlier pursuant to Sections 2.4, 10.2, 10.3, 10.4 or 12.6 (the “Term”). [***]

10.2. NeuroSystec Termination. NeuroSystec may terminate this Agreement:

10.2.1. upon [***] days prior written notice if NeuroSystec decides to halt development of Licensed Products.

10.2.2. upon [***] days prior written notice if the Effective Date does not occur within [***] days of the execution of this Agreement, provided such written notice is sent by NeuroSystec within [***] days of the execution of the Agreement.

10.3. Termination by Either Party. Either Party may terminate this Agreement upon written notice to the other Party if the other Party (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding for relief under the Bankruptcy Code of 1986, as amended (“Code”) or similar bankruptcy laws in applicable jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

10.4. DURECT Termination. DURECT may terminate this agreement upon written notice if (i) NeuroSystec has not paid DURECT the amounts set forth in Section 4.1.1 in the time period set forth therein and has not cured such breach within [***] days following receipt of notice of such breach, (ii) NeuroSystec has not issued to DURECT the stock set forth in the Equity Agreement within the agreed upon timeframe and has not cured such breach within seven (7) days following receipt of notice of such breach or (iii) NeuroSystec is in material breach of any other provision hereunder and has not cured such breach within [***] days following the receipt of a first notice which specifies in reasonable detail the nature of the breach sent to it by DURECT; provided, however, that in each case under this clause iii), if NeuroSystec disputes such breach in writing within the Cure Period, DURECT shall not have the right to terminate this Agreement unless and until an arbitration tribunal has determined pursuant to Section 12.3 that NeuroSystec is in material breach of any other provision hereunder as set forth in (iii), and NeuroSystec has failed to cure such breach within a reasonable period of time to be set by such arbitration tribunal.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

10.5. Effect of Termination.

10.5.1. Upon termination of this Agreement in its entirety pursuant to Section 2.4, 10.2, or 10.4, the licenses granted by DURECT to NeuroSystec hereunder shall terminate and NeuroSystec shall provide all data and information requested by DURECT that is reasonably deemed necessary by DURECT to continue research, development and commercialization of Licensed Products that had been conducted by NeuroSystec and [***] Termination of this Agreement by any Party shall not require resort to any court or compliance with any other formality and shall not prejudice the right of either party to recover any damages for breach of this Agreement.

10.5.2. Upon termination of this Agreement in its entirety pursuant to Section 12.6, the licenses granted by DURECT to NeuroSystec hereunder shall terminate.

10.6. Survival. Articles 4 (solely with respect to amounts owed prior to expiration or termination), 1, 9, 10, 11 and 12 and Sections 7.1, 7.2, 7.3, and 8.3 shall survive expiration or termination of this Agreement.

11.	CONFIDENTIAL INFORMATION AND PUBLICATION

11.1. Confidentiality. In connection with the Non-Disclosure Agreement, as defined below, and with this Agreement, the parties have disclosed and will disclose or make available to each other information, data and materials of a confidential or proprietary nature (“Confidential Information”), including but not limited to each Party’s proprietary know-how, invention disclosures, materials and/or technologies, economic information, business or research strategies, clinical trial data and information, trade secrets and material embodiments thereof.

11.2. Confidentiality and Non-Use. The recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, Sublicensees, attorneys, accountants, advisors, existing and potential investors, and potential development and commercialization partners who have a reasonable need to know such Confidential Information for purposes contemplated by this Agreement and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein. The recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information, to the extent required, in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the disclosing Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

11.3. Exclusions. Confidential Information of a disclosing Party shall not include information that: (a) was in the recipient’s possession prior to receipt from the disclosing Party as demonstrated by contemporaneous documentation; (b) was or becomes, through no fault of the recipient, publicly known; (c) was furnished to the recipient by a Third Party without breach of a duty or obligation of confidentiality to the disclosing Party; (d) was independently developed by the recipient without use of, application of or reference to the disclosing Party’s Confidential Information as demonstrated by contemporaneous documentation.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

11.4. Legal Disclosures. It shall not be a violation of this Article 11 for the recipient to disclose the disclosing Party’s Confidential Information when such information is required to be disclosed under applicable law, but such disclosure shall be for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing Party prior written notice of the proposed disclosure and cooperate fully with the disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law and will use all reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

11.5. Termination. All obligations of confidentiality and non-use imposed under this Article 11 shall expire [***] years after the date of expiration or termination of this Agreement.

11.6. Non-Disclosure Agreement. The nondisclosure agreement between DURECT and Stephen McCormack (acting as an agent for NeuroSystec) dated August 15, 2003 (“Non-Disclosure Agreement”) is expressly superseded with respect to the Confidential Information disclosed under the Non-Disclosure Agreement that are also disclosed under this Agreement and therefore subject to the confidentiality restrictions of this Article 11. [***]

11.7. Publications and Press Releases. Neither Party shall issue any press release, publication, or any other public announcement relating to this Agreement, without obtaining the other Party’s prior written approval, provided, however, that the parties may issue a mutually agreed upon joint press release regarding this Agreement at a time to be mutually agreed upon. In the event a Party desires to publish in a scientific or academic journal or similar publication or to make a public presentation in the form of a seminar or lecture or the like, Confidential Information developed by such Party relating to a Licensed Product, in addition to any necessary internal reviews or approvals by such Party, such Party shall submit a copy of the proposed publication or presentation to the other Party [***] days prior to any disclosure or submission to any Third Party. The parties agree to review and evaluate the submission to determine the effect, if any, that such publication or presentation would have on the commercialization of Licensed Products, whereupon the parties may either approve, require modifications to, or disapprove the proposed publication or presentation. Neither Party shall have the right to publish or present Confidential Information of the other and shall remove the Confidential Information of the other Party from any proposed publication or presentation at the request of the other Party. Once such press releases, publications, or other public announcements have been approved for disclosure by the parties, such approval will not be required again before a Party may subsequently repeat disclosure of information contained therein. Notwithstanding the foregoing, each Party shall have the right to make such disclosures as may be required by applicable laws, including applicable securities laws. Independent investigators that have been engaged by one or both parties shall be allowed to release information regarding studies performed by such investigators in a manner consistent with academic standards so long as each Party is given a reasonable opportunity to review such release of information to ensure that intellectual property being disclosed has been appropriately handled in accordance with Article 7, such review not to exceed [***] days.

12.	MISCELLANEOUS

12.1. Trademarks. NeuroSystec will have sole responsibility for, and ownership of, any and all trademarks for the Licensed Product used in the Territory.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

12.2. Marking Requirement. Each Party agrees to mark the appropriate patent number or numbers as reasonably requested by the other Party on such Licensed Products made or sold in accordance with all applicable governmental laws, rules and regulations to the extent reasonably possible, and to require its Affiliates and Sublicensees to do the same. Each Party acknowledges and agrees that by agreeing to mark Licensed Products, the other Party is not agreeing or otherwise admitting that any such marked product is covered by the claims of the DURECT Patent Rights or any other patent. In the event that [***] requests that DURECT cause a Licensed Product and its packaging to display prominently, in a manner reasonably acceptable to [***], an [***] name and logo, and to identify [***] as a developer of such Licensed Product, NeuroSystec shall identify [***] as the developer of the [***] and include the [***] name and logo on such Licensed Product and packaging for Licensed Products incorporating the [***] to the extent permitted by applicable law, regulation, or the FDA or foreign counterpart thereof having jurisdiction. Unless otherwise instructed by DURECT, NeuroSystec shall identify, in a manner reasonably acceptable to DURECT, DURECT as the developer of the DURECT Drug Delivery Platforms on the packaging of Licensed Products incorporating DURECT Drug Delivery Platforms to the extent permitted by applicable law, regulation, or the FDA or foreign counterpart thereof having jurisdiction. All uses of the DURECT name and marks or [***] name and marks shall be subject to prior review and approval by DURECT and/or [***] as the case may be, such approval not to be unreasonabley withheld or conditioned on further consideration.

12.3. Governing Law; Dispute Resolution.

12.3.1. This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

12.3.2. In the event of any controversy, claim or dispute arising out of or related to this Agreement or to the breach or interpretation thereof (a “Dispute”), the parties shall first refer such Dispute to the Chief Executive Officer, or his or her duly appointed representative (each a “Responsible Executive”) of each Party for attempted resolution by good faith executive negotiations within thirty (30) days after such referral is made. In the event such officers are unable to resolve such Dispute within such thirty (30) day period, either Party may assert its rights in a manner in accordance with the provisions of Section 12.3.3-12.3.6.

12.3.3. Subject to Section 12.3.5, any Dispute that is not resolved under Section 12.3.2 shall be solely and exclusively settled by final and binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association, subject to the terms and conditions of this Section 12.3. Either Party may initiate the arbitration of a Dispute by sending written notice of such election to the other Party clearly marked “Arbitration Demand” (the “Arbitration Demand”). The Dispute shall be adjudicated by three (3) neutral and impartial arbitrators. Each Party shall nominate one arbitrator within thirty (30) days after the other Party’s receipt of the Arbitration Demand, and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal. The decision of the arbitration tribunal shall be final and binding upon the parties hereto, and may be entered in any competent court for judicial acceptance of such an award and order of enforcement.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

12.3.4. All costs of the arbitration shall be shared equally by the parties, and each Party shall be responsible for its own legal and other costs. The arbitrators shall not have the right or authority to award punitive damages to either Party.

12.3.5. Notwithstanding anything to the contrary in this Section 12.3, each Party may, and expressly reserves the right to, seek judicial relief from any court of competent jurisdiction in order to obtain an injunction or other equitable relief or to enforce a breach of the confidentiality provisions in Article 11 or to otherwise obtain temporary relief pending the outcome of the arbitration.

12.3.6. Arbitration will take place in Cupertino, California if requested by NeuroSystec and in Los Angeles, California if requested by DURECT. The proceedings shall be conducted and all documentation shall be presented in English. The parties agree that the arbitration proceedings and its contents shall be kept confidential, except as may otherwise be required by applicable law.

12.4. Export Regulations. The parties agree that this Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder.

12.5. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.6. Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder to the extent caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by war, insurrection, terrorism or other causes beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition set forth herein, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible, and to give the other prompt written notice when it is again fully able to perform such obligations. If, as a result of conditions set forth herein, either Party is unable to substantially perform any of its material obligations hereunder for any consecutive period of three hundred and sixty-five (365) days, the other Party shall have the right to terminate this Agreement upon written notice.

12.7. Independent Contractors. The relationship of NeuroSystec and DURECT established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between NeuroSystec and DURECT. Neither Party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

12.8. Assignment. NeuroSystec and DURECT may assign this Agreement to an Affiliate or in connection with the merger, acquisition or sale by NeuroSystec or DURECT, as the case may be, of all or substantially all of its assets relating to this Agreement upon prior written notice to DURECT or NeuroSystec, as the case may be, and without the need for DURECT’s or NeuroSystec’s consent, as applicable, provided however that (a) any such assignee shall assume all obligations of NeuroSystec or DURECT, as the case may be, under this Agreement and (b) no assignment shall relieve NeuroSystec or DURECT of responsibility for the performance of any accrued obligations which NeuroSystec or DURECT then has hereunder. Aside from the foregoing, no rights or obligations under this Agreement may be transferred or assigned by a Party to a Third Party without the prior written consent of the other Party. Any assignment not in conformance with this Section 12.8 shall be null, void and of no legal effect.

12.9. Notices. All notices required or permitted to be given hereunder shall be (a) delivered in person or (b) sent by express courier (via a reliable courier company such as FedEx or DHL), or (c) sent by registered airmail, with postage prepaid, and return receipt requested or (d) sent by facsimile (with a confirmation letter thereof sent by express courier or registered airmail) to the address specified below or to such changed address as may have been previously specified in writing by the addressed Party from time to time during the term of this Agreement. If notice is given in person, by courier or by fax, it shall be effective upon receipt; if notice is given by overnight delivery service, it shall be effective two (2) business days after deposit with the delivery service; and if notice is given by mail, it shall be effective five (5) business days after deposit in the mail. Notices shall be sent as follows:

If to DURECT:

Attn: General Counsel

DURECT Corporation

10240 Bubb Road

Cupertino, CA 95014

Main: (408) 777-1827

Facsimile: (408) 777-3577

If to NeuroSystec:

NEUROSYSTEC

Attn: Stephen McCormack

Mann Biomedical Park

25134 Rye Canyon Loop

Suite 370

Valencia, CA 91355

Main: (661) 702-6880

Facsimile: (661) 702-6715

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

With copy to:

Alfred E. Mann

c/o Advanced Bionics Corporation

25129 Rye Canyon Road

Valencia, CA 91355

12.10. Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by authorized representatives of both of the parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving Party.

12.11. Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction or the arbitration panel described in Section 12.3 to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or the arbitration panel described in Section 12.3 to be void, invalid or unenforceable, and reformation or striking of such provision materially changes the economic benefit of this Agreement to either NeuroSystec or DURECT, NeuroSystec and DURECT shall modify such provision in accordance with this Section 12.13 to obtain a legal, valid and enforceable provision and provide an economic benefit to NeuroSystec and DURECT that most nearly effects NeuroSystec’s and DURECT’s intent on entering into this Agreement.

12.12. Bankruptcy Treatment of Licenses. The parties agree that the rights granted to NeuroSystec hereunder, including, without limitation, those rights granted in Section 2, are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code (the “Code”). Licensee shall have the rights set forth herein with respect to the Licensed Products when and as developed or created. In addition, NeuroSystec, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Code, including, without limitation, under Section 365(n) or its successors. In the event of a case under the Code involving DURECT, NeuroSystec shall have the right to obtain (and DURECT or any trustee for DURECT or its assets shall, at NeuroSystec’s written request, deliver to NeuroSystec) a copy of all embodiments (including, without limitation, any work in progress) of any intellectual property rights granted hereunder, including, without limitation, embodiments of any Licensed Products, and any DURECT Drug Delivery Platforms or any other intellectual property necessary or desirable for NeuroSystec to use or exploit any Licensed Products or to exercise its rights hereunder. In addition, DURECT shall take all steps reasonably requested by NeuroSystec to perfect, exercise and enforce its rights hereunder, including, without limitation, filings in the U.S. Copyright Office and U.S. Patent and Trademark Office, and under the Uniform Commercial Code.

12.13. Entire Agreement. The parties hereto acknowledge that this Agreement, together with the exhibits attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereto, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto. This Agreement supersedes the Non-Disclosure Agreement to the extent indicated in Section 11.6 hereunder.

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

12.14. Headings. The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or paragraphs to which such headings apply.

12.15. Counterparts. This Agreement may be executed in two or more counterparts (including faxed counterparts), each of which shall be deemed an original and all of which together shall constitute one instrument.

12.16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer on, any person other than the parties and the respective successors or permitted assigns of the parties, any rights, remedies, obligations or liabilities. For the avoidance of doubt, any payment made to [***] pursuant to Section 4.3 represents payments owed by NeuroSystec to DURECT, which DURECT would otherwise remit to [***] pursuant to DURECT’s payment obligations, and are paid by NeuroSystec to [***] directly on behalf of DURECT solely for the convenience of DURECT and NeuroSystec. Such payments do not relieve DURECT of its obligations to pay [***] and do not create an independent right on the part of [***] under this Agreement.

12.17. [***]

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

IN WITNESS WHEREOF, NeuroSystec and DURECT have executed this Agreement by their respective duly authorized representatives.

NEUROSYSTEC CORPORATION		DURECT CORPORATION

By:	/s/	By:	/s/

Name:	Alfred E. Mann	Name:	James E. Brown

Title:	Chairman	Title:	CEO

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

EXHIBIT A

DURECT THIRD PARTY LICENSES

[***]

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

EXHIBIT B

DURECT PATENT RIGHTS

[***]

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

EXHIBIT C

FTE COST CALCULATION

FTE Development Costs are equal to [***]

***Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.